[LOGO]
MASSMUTUAL
FINANCIAL GROUP(SM)

                            FORM OF SALES AGREEMENT

                               SELLING AGREEMENT

This Selling Agreement ("Agreement") is made by and among MML Distributors, LLC ("Distributors"), a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 ("1934 Act") and a member of the Financial Industry Regulatory Authority, Inc. ("FINRA"), Massachusetts Mutual Life Insurance Company, a mutual life insurance company domiciled in the Commonwealth of Massachusetts ("MassMutual"), and,
                                                ("Producer"). Producer is:
either an independent broker-dealer registered with the SEC under the 1934 Act, a member of FINRA (a "Broker-Dealer") and has the authority from FINRA to sell and service the Products (as defined below) which it intends to sell and service pursuant to this Agreement; or a bank as defined by Section 3(a)(6) of the 1934 Act and Article I(b) of the FINRA By-Laws; and/or an entity duly authorized under the insurance laws of one or more states or other jurisdictions to solicit, sell, negotiate and service insurance products (an "Insurance Agency"). If Producer is a Broker-Dealer, the term "Producer" shall also include any and all undersigned Insurance Agency affiliates of Broker-Dealer, subject to the conditions set forth in Exhibit A to this Agreement. This Agreement shall become effective at 11:59:59 p.m. New York time, on the Closing Date (as defined below) (the "Effective Time").

                                    RECITALS

WHEREAS, MassMutual, Hartford Life, Inc., an indirect wholly-owned subsidiary of The Hartford Financial Services Group, Inc. ("Hartford") and, with respect to certain specified provisions, Hartford, have entered into that certain Purchase and Sale Agreement pursuant to which Hartford has agreed to sell and MassMutual has agreed to purchase the Hartford Retirement Plans Group business ("RPG") (the "Transaction");

WHEREAS, the closing of the Transaction (the "Closing") is expected to occur in the fourth quarter of 2012 or the first quarter of 2013, with the date of the Closing to be determined after MassMutual and Hartford each obtain applicable regulatory approvals (such date referred to herein as the "Closing Date");

WHEREAS, Hartford and its affiliates currently offer various products and services to retirement plans ("Plans") through RPG;

WHEREAS, following the Closing Date, MassMutual or Distributors, as applicable, will be responsible for distributing the retirement plan products of RPG including, without limitation, certain variable annuity contracts issued by Harford Life Insurance Company ("HLIC") which are deemed to be securities and are required to be registered under the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "Registered Annuity Products"), certain group variable annuity contracts and other contracts issued by HLIC that are exempt from such registration (the "Nonregistered Products") and shares or units of mutual funds, collective trusts and other pooled investment vehicles ("Funds") made available through RPG's mutual fund platform (the "Mutual Fund Platform"; and together with the Registered Annuity Products and the Nonregistered Products, the "Products");

WHEREAS, effective as of the Effective Time, Distributors shall act as principal underwriter of the Registered Annuity Products and distributor of the Mutual Fund Platform and MassMutual will distribute the Nonregistered Products currently offered by RPG;

WHEREAS, Producer previously entered into a Broker-Dealer Sales and Supervision Agreement or other selling agreement(s) with Hartford Securities Distribution Company, Inc. ("HSD"), HLIC and/or other Hartford affiliates authorizing Producer to sell and service some or all of the Products (the "Hartford Selling Agreement");

WHEREAS, effective as of the Closing Date, HSD and its affiliates will amend, restate or terminate the Hartford Selling Agreement to remove the Products from the Hartford Selling Agreement;

WHEREAS, Producer desires to sell and service some or all of the Products; and

WHEREAS, MassMutual and Distributors, as applicable, wish to appoint and authorize Producer to sell and service the Products to the same extent Producer was appointed or authorized to sell and service the Products, and subject to the same compensation arrangements provided for, under the Hartford Selling Agreement;

NOW THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained in this Agreement, and intending to be legally bound hereby, the parties agree to the following:

1.  AUTHORIZATION/APPOINTMENT

     1.1 AUTHORIZATION TO SELL REGISTERED ANNUITY PRODUCTS. Subject to the terms and conditions of this Agreement, Distributors and MassMutual hereby appoint and authorize Producer, to the extent that it is both a Broker-Dealer and an Insurance Agency, to solicit sales of and provide services with respect to the Registered Annuity Products, in each state where Producer is properly insurance licensed.

     1.2 AUTHORIZATION TO SELL NONREGISTERED PRODUCTS. Subject to the terms and conditions of this Agreement, MassMutual hereby appoints and authorizes Producer, to the extent that it is an Insurance Agency, to solicit sales of and provide services with respect to the Nonregistered Products, in each state where Producer is properly insurance licensed.

     Upon the request of Producer, MassMutual will uses its reasonable efforts to arrange for the appointment of Producer's representatives as insurance agents for the sale and solicitation of the Registered Annuity Products and/or Nonregistered Products, as applicable, provided that Producer shall be responsible for ensuring that each of its representatives is properly insurance licensed.

     1.3 AUTHORIZATION TO SELL MUTUAL FUND PLATFORM. Subject to the terms and conditions of this Agreement, Distributors hereby authorizes Producer, to the extent that it is a Broker-Dealer, to solicit sales of and provide services with respect to the Mutual Fund Platform to Plans.

     1.4  OBLIGATIONS/LIMITATIONS WITH RESPECT TO SALES.

          No person is authorized to make any representation concerning a Product or a Fund except for those representations contained in the then current prospectus, statement of additional information or other applicable disclosure document (each a "Prospectus" or "Offering Document") of the Product or Fund, as applicable. Producer hereby acknowledges that Distributors and MassMutual have made no representations with respect to any Product or Fund in addition to, or conflicting with, the terms of this Agreement or the applicable Prospectus or Offering Document. To the extent that any Prospectus or Offering Document contains any provision that is inconsistent with the terms of this Agreement or any materials or statements from Distributors or MassMutual, the terms of the Prospectus or Offering Document shall be controlling. Distributors reserves the right in its discretion, without notice, to suspend sales or withdraw the offering or inclusion of any Fund at any time provided that neither MassMutual nor Distributors will exercise discretion with respect to the investments made available in any Plan.

          Producer acknowledges and agrees that certain Products or Funds, pursuant to the terms of the applicable Prospectus or Offering Document, may be offered for sale only to (i) Plans and their related trusts that have been determined by the Internal Revenue Service to be qualified for tax exemption under section 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986 as amended (the "Code"); (ii) governmental Plans within the meaning of section 414(d) of the Code; and (iii) eligible governmental deferred compensation Plans meeting the requirements of section 457(b) of the Code (collectively "Qualified Plans"), excluding however, certain Plans that cover individuals, some or all of whom are self-employed, as further described in the Prospectus or Offering Document (such eligible investors are collectively referred to as "Qualified Investors"). Producer shall not offer any Product or Fund for sale to a Plan or its related trusts except pursuant to the terms of the Fund's Prospectus or Offering Document.

          If the Funds are offered in more than one class of shares as described in the applicable Prospectus or Offering Document, or purchase of a class of shares is subject to restrictions and guidelines as stated in the applicable Prospectus or Offering Document, Producer shall be responsible for determining whether the Mutual Fund Platform and any and all Funds available are suitable for a Plan or Plan participant, as applicable; provided, however, that nothing herein shall be construed to indicate that Producer is acting as an ERISA fiduciary with respect to a Plan.

          The various Products or Funds, pursuant to applicable federal law, may require Producer to observe written policies and procedures reasonably designed to detect and prevent frequent and/or disruptive trading in shares, interests or units. Producer shall cooperate with reasonable administration of such polices as applicable.

     1.5 ACCEPTANCE OF AUTHORITY. Producer accepts such appointments on a non-exclusive basis and agrees to use its best efforts to find purchasers for the Products acceptable to the MassMutual and Distributors, as applicable.

2.  AUTHORITY OF THE PRODUCER

     2.1 Producer has the authority to represent Distributors and MassMutual only to the extent expressly granted in this Agreement. Producer and its representatives shall not hold themselves out to be employees of MassMutual or Distributors in any dealings with the public. Producer and its representatives shall be independent contractors as to MassMutual and Distributors as applicable. Nothing contained herein is intended to create a relationship of employer and employee between Producer and MassMutual or Distributors or between Producer's representatives and MassMutual or Distributors.

     2.2 Producer authorizes MassMutual to seek, on its own behalf and on behalf of Product manufacturers, background and investigative consumer reports as to any representatives submitted for appointment to sell the Products.

3.  PRODUCER REPRESENTATIONS

     3.1 Producer represents that this Agreement has been duly authorized, executed and delivered by Producer, constitutes a valid and legally binding obligation, and that neither the execution and delivery of this Agreement by Producer nor the consummation of the transactions contemplated herein will result in a breach or violation of any applicable provision of law, the rules and regulations of FINRA, including, without limitation the FINRA Conduct Rules, or any judicial or administrative orders in which Producer is named or any material agreement or instrument to which Producer is a party or by which Producer is bound.

     3.2 If Producer sells or intends to sell the Registered Annuity Product or the Mutual Fund Platform, Producer represents that it is either: a registered broker-dealer under the 1934 Act, a member in good standing of FINRA and a registered broker-dealer under applicable state law to the extent necessary to perform the duties described in this Agreement, or a bank as defined by Section 3(a)(6) of the 1934 Act and exempt from such registration and membership. If Producer is a Broker-Dealer, represents that its registered representatives, who will be soliciting applications for the Registered Annuity Products and distributing the Mutual Fund Platform, will be duly registered representatives associated with Broker-Dealer and that they will be representatives in good standing with accreditation as required by FINRA to sell the Registered Annuity Products and the Mutual Fund Platform. In the event Producer is a Broker-Dealer, Producer agrees to abide by all rules and regulations of FINRA, including, without limitation the FINRA Conduct Rules, and to comply with all applicable state and federal laws and rules, and regulations of the authorized regulatory agencies, affecting the sale of the Products by Producer or any of its associated registered representatives.

     3.3  Producer represents that it complies with the provisions of 31 U.S.C.
     Section 5318(h), also known as Section 352 of the USA PATRIOT Act, and all applicable implementing regulations promulgated by either the Secretary of the U.S. Treasury or the SEC. Such compliance shall include but not be limited to the development and implementation of an anti-money laundering program; "Know Your Customer" identification and verification procedures in compliance with implementing regulations promulgated pursuant to Section 326 of the USA PATRIOT Act; financial transaction monitoring/surveillance procedures to determine whether any client is engaging in suspicious activities that should be reported to the U.S. Treasury Department's Financial Crimes Enforcement Network office; and a protocol to facilitate appropriate federal regulatory examiners obtaining information and records regarding your anti-money laundering program and to conduct inspections for purposes of the program.

     Producer represents it will not sell any Product to: (1) any investor listed on the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC") list of prohibited persons, entities, and countries, and for which any MassMutual or Distributor transactions with such investor are prohibited under the various economic sanctions laws and regulations administered by OFAC, or (2) a foreign shell bank. A "foreign shell bank" is defined as a bank that (a) does not maintain a physical presence in any jurisdiction; and (b) is not (i) an affiliate of a bank that maintains a physical presence, and (ii) subject to regulation by the governmental authority that regulates the non-shell bank affiliate.

     Producer represents it will cooperate and share information with MassMutual and Distributors pursuant to Sections 312 and 313 of the USA PATRIOT Act so as to enable each of MassMutual and Distributors to conduct enhanced due diligence monitoring of customer activity involving any customer identified as a senior foreign political figure or maintaining a residence in a jurisdiction deemed non-cooperative in the fight against international money laundering by the Financial Action Task Force.

4.  PRODUCER OBLIGATIONS

     4.1 TRAINING AND SUPERVISION. Producer has full responsibility for the training and supervision of all of Producer's representatives and any other persons associated with Producer and any other persons who are engaged directly or indirectly in the offer or sale of the Products. Producer shall, during the term of this Agreement, establish and implement reasonable procedures for periodic inspection and supervision of sales practices of its representatives including all applicable continuing education requirements.

     If Producer is a Broker-Dealer, and a registered representative of Producer ceases to be a registered representative of Producer, is disqualified for continued FINRA registration or has his or her registration suspended or revoked by FINRA or any other securities regulatory authority or otherwise fails to meet the rules and standards imposed by Producer, Producer shall immediately notify such registered representative that he or she is no longer authorized to solicit applications for the sale of Products on behalf of MassMutual and/or Distributors. Producer shall immediately notify MassMutual of such termination or suspension or failure to abide by the rules and standards of Producer.

     4.2  SOLICITATION.

          Producer agrees to supervise its representatives so that they will only solicit applications in states where the Products are approved for sale and where the representatives are properly licensed and appointed in accordance with applicable state laws. MassMutual shall notify Producer of the availability of the Products in each state.

     4.3  IMPROPER REPLACEMENT.

          Producer and its registered representatives shall not make any misrepresentation or materially incomplete comparison of Products for the purpose of inducing a current or potential contract owner or policy holder to lapse, forfeit or surrender his or her current insurance contract in favor of purchasing MassMutual's or other insurer's product. Communication with clients shall include sufficient information regarding the appropriateness of the transaction to allow the client or potential client to make an informed decision.

     4.4  PROSPECTUS DELIVERY AND SUITABILITY REQUIREMENTS.

          Producer shall ensure that its representatives comply with the prospectus delivery requirements under the 1933 Act as applicable. In addition, Producer shall ensure that its representatives shall not make recommendations to an applicant to purchase a Product in the absence of reasonable grounds to believe that the purchase is suitable for such applicant, as required by applicable state insurance laws, the suitability requirements of the 1934 Act and applicable FINRA rules. Producer shall ensure that each application obtained by its representatives shall bear evidence of approval by one of its principals indicating that the application has been reviewed for suitability in accordance with applicable law.

     4.5  PROMOTIONAL MATERIAL.

          Producer and its representatives are not authorized to provide any information or make any representation in connection with this Agreement or the solicitation of the Products other than those contained in the prospectus or in other promotional material produced or authorized by MassMutual or, as applicable, Distributors.

          Producer agrees that it has full responsibility for any training or other promotional material it distributes to sales personnel unless the prior written approval of MassMutual has been obtained.

     4.6  RECORD KEEPING.

          Producer is responsible for maintaining the records of its representatives. Producer shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records maintained by Producer that relate to the sale of the Products, or dealings with MassMutual or Distributors shall be maintained so as to clearly and accurately disclose the nature and details of each transaction.

          Producer acknowledges that all the records maintained by Producer relating to the solicitation, service or sale of the Products subject to this Agreement, including but not limited to applications, authorization cards, complaint files, supervisory and inspection procedures and suitability reviews, shall be available to MassMutual, Distributors, any regulator or any third party acting on behalf of MassMutual or Distributors, upon request during normal business hours. MassMutual, Distributors, any regulator and any third party acting on behalf of MassMutual or Distributors may retain copies of any such records which they, in their discretion, deem necessary or desirable to keep.

     4.7  REFUND OF COMPENSATION.

          Producer agrees to repay MassMutual the total amount of any compensation which may have been paid to it within thirty (30) business days of notice of the request for such refund should MassMutual for any reason return any premium or other deposits on a Product which was solicited by a representative of Producer.

5.  MASSMUTUAL'S AND/OR DISTRIBUTOR'S OBLIGATIONS

     5.1  COMPENSATION.

          MassMutual or Distributors, as applicable, hereby assumes Hartford's and its affiliates' obligations under the Hartford Selling Agreement in respect of the Products to the extent that such obligations (i) accrue in respect of any period following the Closing Date or (ii) are in respect of trail compensation payable to Producer under the Hartford Selling Agreement. MassMutual or Distributors, as applicable, will pay Producer as full compensation for all services rendered by Producer under this Agreement, commissions and/or service fees in the amounts provided for under the Hartford Selling Agreement with respect to the Products immediately prior to the Closing Date or as otherwise agreed by MassMutual in writing. With respect to the Funds, (i) Producer shall waive payment of any such compensation until Distributors is in receipt of any fees due from the Funds with respect to such services and (ii) the liability of Distributors and MassMutual for any compensation payable is limited solely to the proceeds of the compensation received by Distributors from the Funds.

          If Producer has entered into a selling group agreement or similar agreement (the "Other Agreement") with the respective distributor for any Funds, Producer's right to compensation under this Agreement shall be limited to sales of shares, interests or units of Funds and related services to Plans using the Mutual Fund Platform;

          any other sales or servicing of shares, interest or units of Funds by Producer to customers other than Plans shall be subject to and governed by the Other Agreement.

          In addition to any changes permitted by section 7.4 hereof, MassMutual may change the commission schedules incorporated by reference into this Agreement or the compensation otherwise applicable to new sales of Products by Producer at any time. No such change shall affect first-year commissions on any contracts issued as a result of applications received by MassMutual prior to the effective date of such change.

          Distributors agrees to identify to Producer, for each such payment, the name of the representative of Producer who solicited the sale resulting in the payment. Distributors will not compensate Producer for any Product which is tendered for redemption after acceptance of the application. Any chargebacks will be assessed against the Producer of record at the time of the redemption.

          Distributors will only compensate Producer as outlined below, for those applications accepted by MassMutual, or by Hartford under the Hartford Selling Agreement with respect to sales of a Product on or before the Closing Date, and only after receipt of the required premium or other deposits by MassMutual.

          No compensation is payable on the purchase payments or transferred assets applied to a Product where such purchase payments or transferred assets are derived from the transfer, exchange or termination of another Product or a product made available by MassMutual.

     5.2  COMPENSATION PAYABLE TO AFFILIATES.

          If Producer is a Broker-Dealer unable to comply with state licensing requirements because of a legal impediment which prohibits a non-domiciliary corporation from becoming a licensed insurance agency or prohibits non-resident ownership of a licensed insurance agency, Distributors agrees to pay compensation to Producer's contractually affiliated insurance agency, a wholly-owned agency affiliate of Producer, or a representative or principal of Producer who is properly state licensed and/or appointed. As appropriate, any reference in this Agreement to Producer shall apply equally to such affiliate. Distributors agrees to pay compensation to such an affiliate subject to such affiliate's agreement to comply with the requirements of EXHIBIT A attached hereto. All other obligations of Producer continue to apply.

6.  TERMINATION

     6.1 This Agreement may be terminated by MassMutual, Distributors or Producer by giving sixty (60) days' notice in writing to the other parties.

     6.2 Such notice of termination shall be sent by registered mail to the last known address of Producer appearing on MassMutual's records, or in the event of termination by Producer, to Massachusetts Mutual Life Insurance Company, 1295 State Street, Springfield, Massachusetts 01111, attention: Retirement Services Chief Compliance Officer.

     6.3 Such notice shall be an effective notice of termination of this Agreement as of the time the notice is deposited in the U.S. mail or the time of actual receipt of such notice if delivered by means other than mail.

     6.4 This Agreement shall automatically terminate without notice upon the occurrence of any of the events set forth below:

          6.4.1  Upon the bankruptcy or dissolution of Producer.

          6.4.2 When and if Producer commits fraud or gross negligence in the performance of any duties imposed upon Producer by this Agreement or wrongfully withholds or misappropriates, for Producer's own use, funds of MassMutual, its policyholders or applicants.

          6.4.3 When and if Producer materially breaches this Agreement or materially violates any applicable state or federal law and/or administrative regulation in a jurisdiction where Producer transacts business.

          6.4.4 When and if Producer fails to obtain renewal of a necessary license in any jurisdiction, but only as to that jurisdiction and only until Producer renews its license in such jurisdiction.

     6.5 The parties agree that on termination of this Agreement, any outstanding indebtedness to MassMutual or Distributors shall become immediately due and payable.

7.  GENERAL PROVISIONS

     7.1  COMPLAINTS AND INVESTIGATIONS.

          Producer shall cooperate with MassMutual in the investigation and settlement of all complaints or claims against Producer and/or MassMutual or Distributors relating to the solicitation or sale of the Products under this Agreement. Producer, Distributors and MassMutual each shall promptly forward to the others any complaint, notice of claim or other relevant information which may come into its possession. Producer, Distributors and MassMutual agree to cooperate fully in any investigation or proceeding in order to attempt to achieve a prompt and equitable resolution to all complaints or claims and to ensure that Producer's, Distributors and MassMutual's procedures with respect to related solicitation or servicing are consistent with any applicable law or regulation.

          In the event any legal process or notice is served on Producer in a suit or proceeding against Distributors or MassMutual, Producer shall forward forthwith such process or notice to MassMutual at its Home Office in Springfield,

          Massachusetts, attention; Retirement Services Chief Compliance Officer, by registered mail.

     7.2  WAIVER.

          The failure of Distributors or MassMutual, to enforce any provisions of this Agreement shall not constitute a waiver of any such provision. The past waiver of a provision by Distributors or MassMutual shall not constitute a course of conduct or a waiver in the future of that same provision.

     7.3  INDEMNIFICATION.

          7.3.1 Indemnity Definitions. The following definitions shall apply for purposes of this Section 7:

               "Claim" means any civil, administrative and/or criminal action, claim, suit, and/or legal proceeding of any kind that is brought against an Indemnitee by a third party (the "Claimant") unaffiliated with such Indemnitee.

               "Costs" means any damages, settlements, judgments, losses, expenses interest, penalties, reasonable legal fees and disbursements (including without limitation fees and costs for investigators, expert witnesses and other litigation advisors) and other costs incurred by an Indemnitee to investigate, defend or settle a Claim, except that no settlement payments shall be included in Costs unless the applicable Indemnitor has given its prior express written consent to the settlement, which consent shall not be unreasonably withheld. Costs shall not include any expenses for any investigation or defense of a Claim incurred by Indemnitee after the date on which Indemnitor gives notice of its election to assume the defense of such Claim.

          7.3.2  Parties Liability.

              (i) Producer and its affiliates shall indemnify and hold Distributors and MassMutual, and each of their respective directors, officers, and employees, harmless from any Costs sustained by MassMutual and/or the Distributors (including reasonable attorneys' fees) on account of any Claim, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Producer or any affiliate contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Producer or any affiliate; (c) negligent, fraudulent, illegal or wrongful action or inaction by Producer or any affiliate or by persons employed or appointed by Producer. In any of the foregoing cases Producer or any affiliate shall be an "Indemnitor" as such term is used in this

                    Agreement and each of the Distributors and MassMutual, and each of their directors, officers and employees, as applicable, shall be an "Indemnitee" as such term is used in this Agreement.

              (ii) Distributors shall indemnify and hold Producer, and its directors, officers, and employees, harmless from any Costs sustained by Producer (including reasonable attorneys' fees) on account of, arising out of, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of Distributors contained in this Agreement; (b) a violation of state and/or federal laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by Distributors; (c) negligent, fraudulent, illegal or wrongful action or inaction by Distributors or by persons employed or appointed by Distributors other than Producer or its employees or appointees. In any of the foregoing cases Distributors shall be an "Indemnitor" as such term is used in this Agreement and Producer, and each of its directors, officers and employees, as applicable, shall be an "Indemnitee" as such term is used in this Agreement.

              (iii) MassMutual shall indemnify and hold Producer, and its directors, officers, and employees, harmless from any Costs sustained by Producer (including reasonable attorneys' fees) on account of, arising out of any claim, based upon, or otherwise relating to: (a) any breach of any representation, warranty, covenant, agreement or other obligation of MassMutual contained in this Agreement; (b) a violation of state and/or federal securities or insurance laws, regulations or rules, or the rules and regulations of any applicable self-regulatory organizations by MassMutual; (c) negligent, fraudulent, illegal or wrongful action or inaction by MassMutual or by persons employed or appointed by MassMutual other than Producer or its employees or appointees. In any of the foregoing cases MassMutual shall be an "Indemnitor" as such term is used in this Agreement and Producer, and each of its directors, officers and employees, as applicable, shall be an "Indemnitee" as such term is used in this Agreement. Nothing contained herein shall be deemed to protect Producer against any liability to Distributors, the Funds or the Funds' shareholders to which Producer would otherwise be subject by reason of negligence, willful misfeasance, or bad faith in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

     7.4  AMENDMENT AND ASSIGNMENT.

          No assignment of this Agreement, or commissions payable hereunder, shall be valid unless authorized in writing by each of the non-assigning parties. Every assignment shall be subject to any applicable state insurance regulations pertaining to such assignments. The foregoing provisions of this Section 7.4 notwithstanding, each of MassMutual and Distributors may amend this Agreement, or assign this Agreement or any of its rights and obligations hereunder, in whole or in part, at any time or from time to time, including without limitation, to add or delete products available for sale or change the compensation payable on new sales at any time.

     7.5  OFFSET.

          Producer expressly authorizes MassMutual and Distributors to deduct, from any monies due under this Agreement, every indebtedness or obligation of Producer to MassMutual or Distributors or to any of their affiliates under this agreement.

     7.6  CONFIDENTIALITY.

          MassMutual, Distributors and Producer agree that all facts or information received by any party related to a contract owner shall remain confidential, unless such facts or information is required to be disclosed by any regulatory authority or court of competent jurisdiction.

          For purposes of this Agreement, Personal Information means financial and medical information that identifies an individual personally and is not available to the public, including, but not limited to, credit history, income, financial benefits, policy or claim information and medical records.

          All parties agree to use and disclose Personal Information only to carry out the purposes for which it was disclosed to them and will not use or disclose Personal Information if prohibited by applicable law, including, without limitation, statutes and regulations enacted pursuant to the Gramm-Leach-Bliley Act (Public Law 106-102). If any party hereto outsources services to a third party, such third party will agree in writing to maintain the security and confidentiality of any information shared with them.

     7.7  PRIOR AGREEMENTS.

          This Agreement terminates all previous agreements, if any, between MassMutual, Distributors and Producer with respect to the Products. However, the execution of this Agreement shall not affect any obligations which have already accrued under any prior agreement between the parties.

     7.8  CHOICE OF LAW.

          This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By executing this Agreement, Producer acknowledges that it has read this Agreement in its entirety and is in agreement with the terms and conditions outlining the rights of Distributors, MassMutual and Producer under this Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective as set forth above, upon the effective date below.

                            Massachusetts Mutual Life Insurance Company

                            By:
                                     --------------------------------------
                            Title:
                                     --------------------------------------

                            MML Distributors, LLC

                            By:
                                     --------------------------------------
                            Title:
                                     --------------------------------------

                            Broker-Dealer:
                                             ------------------------------

                            By:
                                          ---------------------------------
                            Print Name:
                                          ---------------------------------
                            Title:
                                          ---------------------------------

                            Insurance Agency:
                                                ---------------------------

                            By:
                                          ---------------------------------
                            Print Name:
                                          ---------------------------------
                            Title:
                                          ---------------------------------

Include additional Producers with signatures as necessary below.

MassMutual Financial Group is a marketing designation (or fleet name) for Massachusetts Mutual Life Insurance company (MassMutual) and its affiliates. Springfield, MA 01111-0001.

[LOGO]
MASSMUTUAL
FINANCIAL GROUP(SM)

                                   EXHIBIT A

In accordance with the Selling Agreement, no compensation is payable unless Producer and registered representatives have first complied with all applicable state insurance laws, rules and regulations. MassMutual is required by the Insurance Departments in all 50 states to pay compensation only to individuals and entities that are properly insurance licensed and, in some states, appointed. For registered Products, Distributors must also comply with FINRA regulations that require Distributors to pay compensation to a FINRA registered broker-dealer. Distributors must comply with both state and FINRA requirements.

Distributors requires confirmation that Producer holds current state insurance licenses or markets insurance products through a contractual affiliate or wholly-owned agency, which is properly insurance licensed and, if applicable, appointed. If Producer is properly state licensed then compensation must be paid to Producer in compliance with both state and FINRA requirements.

If Producer is not state insurance licensed and relies on the licensing of a contractual affiliate or wholly-owned agency, the SEC has issued a number of letters indicating that, under specific limited circumstances, it will take "no action" against insurers (Distributors) paying compensation on registered products to Producer's contractual affiliate or wholly-owned agency. At the request of Producer, Distributors will provide copies of several of these letters as well as a summary of their requirements.

If Producer intends to rely on one of these "no-action" letters, legal counsel for Producer must confirm to Distributors in writing that all of the circumstances of any one of the SEC no-action letters are applicable, specifically including the jurisdictions for which Producer does not hold current state insurance licenses. Producer's counsel must summarize each point upon which the no-action relief was granted and represent that Producer's method of operation is identical or meets the same criteria.

In addition to a letter from Producer's counsel, copies of the following documentation are required:

       - insurance licenses for all states in which Producer holds these licenses and intends to operate and/or;

       - insurance licenses for any contractual affiliate or wholly-owned agency; and

       -   the SEC No-Action Letter that will be relied upon.

MassMutual Financial Group is a marketing designation (or fleet name) for Massachusetts Mutual Life Insurance company (MassMutual) and its affiliates. Springfield, MA 01111-0001.